Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of the 10th day of January, 2022 and is between La Rosa Holdings Corp., a Nevada corporation (the “Company” ), and Alex Santos, an individual residing at [*] (“Executive”). Each of the Company and Executive are a “party” to this Agreement, and together they are the “parties” hereto.

W I T N E S S E T H:

A. The Company desires to hire Executive as Director of Technology of the Company, and after 6 months retain the title of Chief Technology Officer, and Executive desires to accept such employment.

B. The Company and Executive desire to set forth in this Agreement the terms, conditions and obligations of the parties with respect to such employment, and this Agreement is intended by the parties to supersede all previous understandings, whether written or oral, concerning such employment.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. Employment. As of February 1, 2022 (the “Effective Date”), the Company shall employ Executive as the Director of Technology of the Company and Executive shall accept such employment and this Agreement shall become effective subject to the terms and conditions hereof. During the Term (as defined below), the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Director of Technology of the Company. Executive shall report to the Company’s Chief Executive Officer, and to the Board of Directors (“Board”) and shall perform and discharge faithfully, diligently, and to the best of Executive’s ability, Executive’s duties and responsibilities hereunder and under the Bylaws of the Company in accordance with applicable law and regulation. Additionally, Executive shall perform services and hold positions at other Affiliates (as defined in Section 5) as directed by the Company’s Chief Executive Officer. Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business, financial or commercial nature on his own behalf or on behalf of any person, firm, or corporation, for compensation or otherwise, during his employment hereunder except for that of approved Real Estate Services approved by Company.

2. Location. The Executive shall work out of his home office or other office location agreed by the Company from time to time, and shall work one week per month, but not more than 12 weeks per year, at the Company’s principal executive offices in Celebration, Florida (or other principal executive office as designated by the Company).

3. Term. The term of this Agreement shall continue until it is terminated by either the Executive or the Company upon not less than sixty (60) days prior written notice to the non-terminating party unless the Executive is terminated for Cause, in which case the termination date shall be the date set forth in the Company’s notice of termination to the Executive (“Term”).

4. Compensation; Benefits.

(a) Salary. During the Term of this Agreement, the Company agrees to pay Executive an annual salary of $160,000.00 (the “Salary’’). The Salary shall be payable in accordance with the Company’s regular payroll schedule and will be subject to payroll taxes and other customary payroll deductions. On the 1 year anniversary of this agreement the Company agrees to increase the annual salary to $180,000.00.

(b) Annual Bonus: Following the end of each calendar year beginning with the 2022 calendar year, the Executive will be eligible to receive an annual bonus (the “Annual Bonus”). As of the Effective Date, the Executive’s minimum guaranteed annual bonus shall be equal to $15,000 payable in quarterly installments. No amount of such additional annual bonus is guaranteed, and Executive must be an employee on December 31 of the applicable bonus year in order to be eligible for any annual bonus for such year. Any bonus will be paid no later than March 15 of the calendar year following the calendar year to which the additional annual bonus relates.

(c) Equity Awards. The Board or a committee thereof shall grant the Executive (i) 20,000 shares of restricted common stock of the Company, which shall vest on the one year anniversary date of the Effective Date. On each year after on the annual anniversary date of the Effective Date the Board or a committee thereof shall grant the Executive an additional 20,000 shares of restricted common stock of the Company, which shall vest on the one year anniversary of issuance. In the event of the Executive’s death, Disability (as defined herein) or Change of Control of the Company, then-outstanding and unvested portion of Equity Awards described in clause (ii) of this Section 4(c), shall vest at the date of such event. “Change of Control” means the change in effective control of the Company as set forth in Treasury Regulation Section l.409A-3(i)(5)(i), (v), (vi) or (vii) as determined by, the Compensation Committee of the Board. The Equity Awards shall be issued at a per share price equal to the fair market value on the date of issue.

(d) Lock-up Period. The Executive hereby agrees that, without the prior written consent of the Company, he will not, during the period commencing on the date hereof and ending year after the Effective Date (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any Equity Awards or any securities convertible into or exercisable or exchangeable for the Equity Awards; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Awards, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Equity Awards, in cash or otherwise; (iii) make any demand for or exercise any right with respect to the registration of any Equity Awards; or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Equity Awards. Notwithstanding the foregoing, and subject to the conditions below, the Executive may transfer vested Equity Awards with 10 days prior written notice to, but without the prior written consent of, the Company and only in compliance with the Company’s insider trading policy and subject to the rules and regulations of the Securities and Exchange Commission, in connection with transfers of the Equity Awards: (a) as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member (for purposes of this Agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); or (b) transfers of the Equity Awards to a charity or educational institution; provided that in the case of any transfer pursuant to the foregoing clauses (a) or (b), it shall be a condition to any such transfer that (x) the transferee/donee agrees to be bound by the terms of this lock-up agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; (y) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period.

(e) Other Benefits. During the Term of Executive’s employment, Executive shall be entitled to participate the Company-funded healthcare insurance plan and in all other benefits, perquisites, holidays, benefit plans or programs of the Company which are available generally to employees of the Company in accordance with the terms of such plans, benefits or programs. During the Term, the Executive will be entitled to three (3) weeks, paid vacation time during each calendar year.

(f) Expenses. Executive shall be reimbursed for Executive’s reasonable, documented and approved expenses related to and for promoting the business of the Company, including expenses for travel and similar items that arise out of Executive’s performance of services under this Agreement.

5. Extent of Service. The Executive agrees to devote his business time, loyalty, attention, skill and efforts to the faithful performance and discharge of his duties and responsibilities as Director of Technology of the Company in conformity with professional standards and in a manner consistent with the obligations imposed under applicable law. Executive shall promote the interests of the Company and each other company or other organization which is controlled directly or indirectly by the Company (each an “Affiliate” and collectively the “Affiliates”) in carrying out Executive’s duties and responsibilities.

6. Covenants Regarding, Confidential Information and Other Matters. All payments and benefits to Executive under the Agreement shall be subject to Executive’s compliance with the provisions of this Section 6. For purposes of this Section 6, the term “Company” shall mean, La Rosa Holdings Corp. and any direct or indirect wholly or majority owned subsidiary of the Company.

(a) Confidential Information: Inventions. (i) Executive shall not disclose or use at any time, either during the Term of this Agreement or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company. Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the end of the Term, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer memory devices and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company which Executive may then possess or have under his control. Notwithstanding the foregoing, Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

(ii) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning: (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than through a disclosure by Executive in breach of this Agreement) in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(iii) As used in this Agreement, the term “Work Product’’ means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that Executive may have discovered, invented or originated during his employment by the Company prior to the Effective Date, or that he may discover, invent or originate during the Term, shall be the exclusive property of the Company, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s rights to any Work Product.

(b) Restriction on Competition. Executive agrees that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the Restricted Period (defined below), it would be very difficult for the Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s relationships and goodwill with customers, during the Restricted Period (defined below), the Executive will not directly or indirectly through any other person or entity engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any competitor of the Company in the United States or globally.

(c) Non-Solicitation of Clients by Executive. Executive agrees that for so long as Executive is employed by the Company and continuing for three (3) years thereafter (such period is referred to as the “Restricted Period”) Executive shall not solicit or attempt to solicit the business of any customers or clients of the Company with respect to services that the Company performs for such customers or clients regardless of how or when the Executive first obtained business from or provided services to such customers or clients.

(d) Non-Solicitation of Employees. Executive agrees that during the Restricted Period not to directly or indirectly, by sole action or in concert with others, induce or influence, or seek to induce or influence any person who is currently engaged by the Company at the time of the termination of Executive’s employment as an employee, agent, independent contractor, or otherwise to leave the employ of the Company or any successor or assign, or to hire any such person.

(e) Non-Disparagement. During Executive’s employment with the Company and at any time thereafter, Executive shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company, or any of their respective officers, directors, employees, customers or agents or any products or services offered by any of them, nor shall Executive engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of them.

(f) Understanding of Covenants. (i) Executive acknowledges that, in the course of his employment with the Company, he has become familiar, or will become familiar, with the Company’s trade secrets and with other confidential and proprietary information concerning the Company and that his services have been and will be of special, unique and extraordinary value to the Company. The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

(ii) Without limiting the generality of Executive’s agreement in the preceding paragraph, the Executive (A) represents that he is familiar with and has carefully considered the Restrictive Covenants, (B) represents that he is fully aware of his obligations hereunder, (C) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (D) agrees that the Company currently conducts business throughout the United States and in certain foreign countries, and (E) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether Executive is then entitled to receive severance pay or benefits from the Company. Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

(g) Remedies for Breach of Covenants. (i) In the event that a Restrictive Covenant shall be deemed by any court to be unreasonably broad in any respect, it shall be modified in order to make it reasonable and shall be enforced accordingly; provided, however, that in the event that any court shall refuse to enforce any of the Restrictive Covenants, then the unenforceable covenant shall be deemed eliminated from the provisions of this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining covenants to be enforced so that the validity, legality or enforceability of the remaining provisions of this Section 6 shall not be affected thereby.

(ii) Executive acknowledges that any breach of the Restrictive Covenants may cause irreparable harm to the Company which will be difficult if not impossible to ascertain, and the Company shall be entitled to seek equitable relief, including injunctive relief, against any actual or threatened breach hereof, without bond and without liability should such relief be denied, modified or vacated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive of or preclude the Company from any other remedy the Company or may have hereunder or at law or equity.

7. Termination. This Agreement and the employment of Executive shall terminate upon the occurrence of the following events.

(a) Death or Disability. This Agreement and the employment of Executive shall terminate upon the death of Executive or the finding by the Company’s Board that the Executive has a Disability. “Disability” means a physical or mental impairment), which as reasonably determined by the Compensation Committee of the Board, prevents Executive from performing the essential functions of Executive’s position for a period of either (x) ninety one (91) days or more in any one hundred twenty (120) consecutive day period or (y) one hundred eighty (180) days or more in any twelve (12) month period.

(b) Termination by the Company. This Agreement and the employment of Executive shall terminate at the election of the Company, with or without Cause (as defined below), immediately upon written notice by the Company to Executive. “Cause” means for purposes of this Section 7 any of the following acts that are committed by the Executive: (i) continued willful failure, as determined in the reasonable good faith discretion of the Board, to perform Executive’s assigned duties or responsibilities as directed or assigned by the Board (other than due to death or Disability) after written notice thereof from the Board describing in reasonable detail the failure to perform and providing to Executive thirty days (30 days) to address such alleged failure; (ii) being convicted of, or entering a plea of nolo contendere to a felony or committing any act of moral turpitude, dishonesty or fraud against the Company or its Affiliates; (iii) intentional damage to the Company’s assets or reputation caused by the Executive; (iv) breach by Executive of Sections 6 or l0(a)(iv) of this Agreement; (v) intentional engagement by the Executive in any competitive activity which would constitute a breach of the Executive’s duty of loyalty to the Company; or (vi) willful conduct by the Executive that is demonstrably and materially injurious to the Company, monetarily or otherwise. No finding of Cause shall be effective unless and until the Board votes to terminate Executive’s employment for Cause at a Board meeting or by unanimous written consent.

8. Effect of Termination.

(a) All Terminations Other Than by the Company Without Cause. If Executive’s employment is terminated under any circumstances other than a termination by the Company without Cause (including a voluntary termination by Executive or a termination by the Company for Cause or due to Executive’s death or Disability), the Company’s obligations under this Agreement shall immediately cease and Executive shall only be entitled to receive: (i) the Salary that has accrued and is unpaid and to which Executive is entitled as of the effective date of such termination and to the extent consistent with general Company policy, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period; (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation; (iii) any bonus earned and approved by the Board but not yet paid; (iv) any amounts or benefits to which Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”)) (the payments described in this sentence, the “Accrued Obligations”).

(b) Termination by the Company Without Cause. If Executive’s employment is terminated by the Company without Cause or in the event of a Change in Control of the Company (whether or not the Executive is retained by a successor entity), the Company shall: (i) pay to Executive, in a single lump sum on the Payment Date (as defined below) an amount of $100,000 (the “Severance Benefits”).

(c) Release. As a condition of Executive’s receipt of the Severance Benefits, Executive must execute and deliver to the Company a severance and release of claims agreement in a customary form to be provided by the Company (which shall include a release of all releasable claims, reaffirmation of continuing obligations, and confidentiality and reasonable cooperation obligations, but shall not expand Executive’s then-existing restrictive covenants or impose restrictive covenant obligations on the Executive that do not then exist) (the “Severance Agreement”), which Severance Agreement must become irrevocable within sixty (60) days following the date of Executive’s termination of employment (or such shorter period as may be directed by the Company). The Severance Benefits will be paid or commence to be paid in the first regular payroll beginning after the Severance Agreement becomes effective, provided that if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Severance Benefits will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Severance Benefits commence pursuant to this sentence, the “Payment Date”). Executive must not materially breach the Confidentiality Agreement or the Severance Agreement in order to be eligible to receive or continue receiving the Severance Benefits and any post severance breach will subject the Executive to a claw back of such Severance Benefits.

9. Withholding of Taxes. The Company may withhold from any benefits payable under the Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

10. Executive’s Representations and Understandings.

(a) Executive represents and warrants to the Company that: (i) Executive is free to enter into this Agreement; (ii) this Agreement and Executive’s obligations hereunder do not violate the terms of any other agreement to which Executive is a party or by which Executive is bound; (iii) Executive is not subject to any confidentiality agreement, non-competition agreement, non-solicitation agreement or any other similar agreement that restricts Executive’s ability to perform the services for the Company for which Executive was hired; and (iv) other than as has been expressly disclosed to the Company by Executive, Executive has not been: (1) arrested or indicted for a felony crime, a misdemeanor crime involving fraud, dishonesty or illegal drug possession; (2) the subject of a formal complaint filed by a co-worker with a former employer involving sexual harassment or other abusive behavior; or (3) during the last ten (10) years been involved as the subject of any of the events described in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended. Executive understands and acknowledges that the Company is or plans to become a publicly traded company subject to the rules and regulations of the Securities and Exchange Commission and The NASDAQ Stock Market LLC and as such its Director of Technology’s background is important to the Company’s continued good standing with these regulators, the representations contained in clause (iv) of this Section 10(a) are consistent with the Company’s efforts to maintain such good standing and any breach of clause (iv) would cause the Company material harm.

(b) Executive understands and agrees to comply with all of the written rules and procedures governing employment with the Company, and any direct or indirect wholly or majority owned subsidiary of the Company, including but not limited to the Company’s Handbook, insider trading policy, written supervisory procedures, and any other employment, compliance, and/or supervisory documents the Company issues from time to time.

11. Severability. If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement or the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

12. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained herein and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein. This Agreement may not be modified or rescinded except by a written agreement signed by both parties.

13. Notices. All notices under this Agreement shall be in writing and shall be: (a) delivered in person, (b) sent by e-mail, or (c) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or overnight express carrier, addressed in each case as set forth on the signature page hereto (or such other address as may be designated by the party by giving notice in accordance with this Section). All notices sent pursuant to the terms of this Section shall be deemed received: (i) if personally delivered, then on the date of delivery; (ii) if sent by e-mail before 2:00 p.m. local time of the recipient, on the day sent if a business day or if such day is not a business day or if sent after 2:00 p.m. local time of the recipient, then on the next business day; (iii) if sent by prepaid overnight, express carrier, on the next business day immediately following the day sent; or (iv) if sent by registered or certified mail, on the earlier of the fourth business day following the day sent or when actually received.

14. Consideration. Executive acknowledges that Executive’s continued employment during the term of this Agreement and the other compensation and benefits provided in this Agreement are sufficient compensation and consideration for purposes of entering into the restrictions and limitations provided herein, including, but not limited to, the restrictions and limitations set forth in Section 6.

15. Waiver. Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or remedy hereunder at any time be deemed a waiver or relinquishment of such right or remedy.

16. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed therein.

17. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

18. Counterparts. This Agreement may be executed in multiple counterparts, all of which together shall constitute one and the same instrument

19. Annual Budget. Executive shall be given an annual budget of $650,000 in addition to Executive’s annual salary, which must be approved by the Company, to be used to acquire the technology, resources, or hire additional staff to help with executing the technology plan that has been created by La Rosa Holdings.

IN WITNESS WHERE OF, the parties have executed this Employment Agreement as of the day and year first above written.

EXECUTIVE

By:
Name: Alex Santos
Address:
Telephone:
Email:

LA ROSA HOLDINGS CORP.

By:
Name:	Joseph La Rosa
Title:	Chief Executive Officer

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